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                                  EXHIBIT 99.C6

                               CONSENT OF ACTUARY

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April 2, 2000

Board of Directors
SAFECO Life Insurance Company
SAFECO Plaza
Seattle, WA 98185


The "Illustrations of Death Benefits, Policy Account, Cash Surrender Values and Accumulated Premiums" ("Hypothetical Illustrations") and the "Illustrations of Variation in Death Benefit, Policy Account and Cash Surrender Values in Relation to the Funds' Investment Experience" ("Illustrations") contained in Post-Effective Amendment No. 19 to the Registration Statement on Form S-6 of the Separate Account SL, which issues flexible premium variable life insurance policies, have been prepared in accordance with standard actuarial principles. Both the Hypothetical Illustrations and Illustration reflect the operation of the Policy by taking into account all charges under the Policy and in the underlying Fund. The Hypothetical Illustrations are shown for males in two underwriting classifications. The Illustrations are shown for a male preferred non-smoker.

I hereby consent to the inclusion and use of the Hypothetical Illustrations and Illustrations in Post-Effective Amendment No. 19.

Sincerely,



/s/ James A. Mankin

James A. Mankin, F.S.A., M.A.A.A.
Actuary